Exhibit 4.3

CERTIFICATE OF VALIDATION

OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK

OF

BIOPHARMX CORPORATION

Pursuant to Section 204 of the
General Corporation Law of the State of Delaware

BioPharmX Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.                                      On January 22, 2015, the board of directors of the Corporation adopted the resolutions attached hereto (without the exhibits thereto) as EXHIBIT A.  On February 2, 2015, the stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, adopted the resolutions attached hereto (without the exhibits thereto) as EXHIBIT B.  The foregoing resolutions of the board of directors and of the stockholders were duly adopted by the board of directors and by the stockholders, respectively, in accordance with the provisions of Section 204 of the General Corporation Law of the State of Delaware (the “DGCL”), and, in the case of stockholders, in accordance with Section 228 of the DGCL

2.                                      The defective corporate act ratified pursuant to Section 204 of the DGCL and set forth in the resolutions attached hereto would have required the filing of Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Corporation (the “Designation”) in accordance with Section 103 of the DGCL on April 25, 2014.  Attached hereto as EXHIBIT C is the Designation as should have been filed with the Secretary of State of the State of Delaware on April 25, 2014, and, upon the filing of this Certificate of Validation, such Designation will be validated as of 12:01 a.m. on April 25, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer as of this 17th day of March, 2015.

BIOPHARMX CORPORATION

By:	/s/ James Pekarsky
James Pekarsky
Chief Executive Officer,
Chief Financial Officer and Chairman of the Board of Directors